SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                     BOULDER CAPITAL OPPORTUNITIES III, INC.
              -----------------------------------------------------
                                (Name of Issuer)


                                     Common
              -----------------------------------------------------
                         (Title of Class of Securities)


                                   101409 10 0
              -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [X].


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 101409 10 0                       13G                Page 1 of 4 Pages



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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       CDC Consulting, Inc.
          Tax Identification No.:33-0758746

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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


           U.S. - California

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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES                         620,000 (including options)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                          -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                          620,000 (including options)
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                    -0-

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           620,000 (including options)

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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.8%

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  12.  TYPE OF REPORTING PERSON*

           Corporation

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       13G                   Page 2 of 4 Pages


Item 1.     (a)   Name of Issuer:

                     Boulder Capital Opportunities III, Inc.
                  --------------------------------------------------------------

            (b)   Address of Issuer's Principal Executive Offices:

                     15662 Commerce Lane, Huntington Beach, CA 92649
                  --------------------------------------------------------------

Item 2.     (a)   Name of Person Filing:

                     CDC Consulting, Inc.
                  --------------------------------------------------------------

            (b)   Address of Principal Business Office, or if None, Residence:

                     19476 Dorado, Trabuco Canyon, CA 92679
                  --------------------------------------------------------------

            (c)   Citizenship:
                                    U.S. - California
                             -------------------------------------------------

            (d) Title of Class of Securities:

                                    Common
                  --------------------------------------------------------------

            (e) CUSIP Number:
                                    10 1 409100
                               -------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)         [ ] Broker or Dealer registered under Section 15 of  the
                        Act,

            (b)         [ ] Bank as defined in Section 3(a)(6) of the Act,

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

            (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

            (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F); see Item 7,

            (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G); see Item 7,

            (h)         [ ] Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(H).

                                      13-G                   Page 3 of 4 Pages

Item 4.     Ownership.

            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:           620,000 (including options)
                                          -------------------------------------,
            (b) Percent of class:                    9.8%
                                 ----------------------------------------------,
            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote       620,000
                                                              -----------------,

                  (ii) Shared power to vote or to direct the vote    0
                                                                 --------------,

                  (iii) Sole power to dispose or to direct the disposition of

                                            620,000
                        -------------------------------------------------------,

                  (iv) Shared power to dispose or to direct the disposition of

                                            0
                        --------------------------------------------------, and

            (d) Shares which there is a right to acquire:            620,000
                                                         ----------------------.

Item 5.     Ownership of Five Percent or Less of a Class.

                           Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                           Not Applicable

Item 8.     Identification and Classification of Members of the Group.

                           Not Applicable

Item 9.     Notice of Dissolution of Group.

                           Not Applicable

Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                      13-G                   Page 4 of 4 Pages


                                  Signature.

            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date:  September 10, 1998

/s/Michel Attias
----------------------------------
                      (Signature)*

Michel Attias, President
----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).